Exhibit 99.1

ImageneBio Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Company Update

SAN DIEGO, March 10, 2026 — ImageneBio, Inc. (Nasdaq: IMA) (“Imagene” or the “Company”) today reported financial results for the fourth quarter and full year ended December 31, 2025, and provided a company update.

Company Highlights

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The IMG-007 Phase 2b ADAPTIVE trial in adults with moderate-to-severe atopic dermatitis (AD) is ongoing at North American sites; the study began enrolling in mid-2025 with topline data expected in 2027. A recent blinded safety review showed a favorable emerging tolerability profile consistent with previous IMG-007 patient experience.

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The Company has submitted a protocol amendment intended to expand the number and exposure range of dosing regimens being evaluated, characterize the role of loading doses, evaluate patient-friendly dosing intervals, and understand the effect of short- and longer-term treatment with IMG-007.

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The Company welcomed Dr. Ben Porter-Brown, who brings deep inflammation and medical dermatology experience including leading the development of anti-OX40L investigational therapeutic amlitelimab through the end of Phase 2, as Chief Medical Officer in February 2026.

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An oral presentation of IMG-007 preclinical data, including characterization of the non-depleting nature of the antibody, will be shared at the 83rd Annual Society for Investigative Dermatology (SID) Meeting (May 2026; Chicago, IL).

“IMG-007 is now the leading receptor-targeting OX40 antagonist program in clinical development. Our approach is entirely unlike that of ADCC-enhanced anti-OX40 antibodies such as rocatinlimab: published data has shown rocatinlimab treatment causes deep depletion of T cells, while IMG-007 is a non-T cell depleting antibody. This is a fundamental, intentional, and critical difference in our molecule’s design,” commented Kristin Yarema, PhD, Chief Executive Officer of Imagene. “While the clinical profile of IMG-007 remains early, our safety database continues to grow and we have not seen any of the tolerability issues mechanistically linked to T cell depletion — pyrexia, chills, ulcers — nor have we seen any malignancies. This emerging clinical profile adds to the compelling, competitive efficacy we saw in our proof-of-concept studies in atopic dermatitis and alopecia areata. We are confident that ADAPTIVE, our Phase 2b dose-ranging study in AD, is robust and designed to well characterize IMG-007’s efficacy, safety, and convenience for patients.”

IMG-007 Program Updates

IMG-007 is a novel, non-T cell depleting, receptor-targeting, anti-OX40 monoclonal antibody currently being evaluated in the Phase 2b ADAPTIVE trial in adults with moderate-to-severe AD. The study began enrolling in mid-2025 and is enrolling at North American sites.

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IMG-007 has been well tolerated in all clinical trials conducted to date, including in the ADAPTIVE trial. In total, over 150 subjects have participated in clinical trials of IMG-007, including several with six months or more continuous exposure.

•	A blinded safety review was conducted in March 2026 to assess the consistency of IMG-007’s emerging tolerability profile

•	A total of two serious adverse events, both deemed unrelated to IMG-007, have been observed to date across all studies of IMG-007, including in the ADAPTIVE Phase 2b trial

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Consistent with previous reporting, no cases of administration-associated pyrexia or chills, aphthous or gastrointestinal ulcers, serious infections or malignancies have been observed with IMG-007 treatment to date

•	This includes no cases of Kaposi’s sarcoma

•	Moreover, across all IMG-007 studies using the subcutaneous formulation to date, the rate of injection site reactions has been less than 0.10% with all reported events being mild and transitory

•	The ADAPTIVE study is meeting enrollment expectations and, consistent with previous guidance, remains on track for a topline readout in 2027 with continued strong interest from investigators

•	A previously announced protocol amendment to the ADAPTIVE trial was submitted with intent to:

•	Expand the number and exposure range of dosing regimens studied to fully characterize the clinical profile of IMG-007

•	Characterize the role of loading doses in driving the magnitude of efficacy and time to onset of effect

•	Evaluate patient-friendly dosing intervals

•	Understand the role of short- and longer-term treatment

•	Optimize study execution

“It has been inspiring to hear the enthusiasm for IMG-007 from our investigators and other leading dermatologists, as well as their understanding of its unique features that we believe will prove key to establishing a differentiated efficacy, safety, and convenience profile.” said Dr. Ben Porter-Brown, Chief Medical Officer. ‘’We continue to have strong conviction that IMG-007 has the potential to be the most efficacious of this novel class of agents. While we advance the study, we are also mindful of recent news regarding competing Phase 3 development programs targeting OX40 or OX40L and the emerging focus on safety. Together with leaders in the field, we are actively exploring ways to better understand Kaposi’s sarcoma, its link with HHV-8 viral reactivation and any potential relationship to OX40-OX40L signaling in the AD patient population. As we apply these learnings to the IMG-007 program, our priority is to execute ADAPTIVE with rigor—and to continue to examine IMG-007’s novel profile, including safety, as well as the promising efficacy IMG-007 showed in proof-of-concept studies.”

Upcoming Scientific Presentation

Imagene will deliver an oral presentation of preclinical data, including characterization of IMG-007’s non-T cell depleting profile, at the 83rd Annual Society for Investigative Dermatology (SID) Meeting in May 2026 in Chicago, IL.

•	Title: Preclinical characterization of IMG-007, a high-affinity, non-depleting anti-OX40 monoclonal antibody for the treatment of inflammatory and autoimmune disease

•	Session: Translational Studies, Preclinical

•	Date: May 15, 2026

Corporate Updates

In July 2025, ImageneBio, Inc. was formed and funded through a reverse merger with Ikena Oncology, Inc. (Ikena) and a concurrent $75 million private placement. The transaction followed a strategic process in which Ikena evaluated multiple companies and selected Imagene Biopharmaceuticals with the aim to fund and develop IMG-007.

In 2025 and early 2026, Imagene added several key executives, including Dr. Ben Porter-Brown as Chief Medical Officer, and an independent board member.

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Dr. Ben Porter-Brown joined Imagene with over 20 years of experience, primarily in autoimmune and inflammatory diseases. He most recently served as Chief Medical Officer of MoonLake Immunotherapeutics, and prior to that he spent several years at Kymab, Ltd, now a Sanofi Company, where as Vice President of Clinical Development he led the development of amlitelimab, an anti-OX40 ligand monoclonal antibody.

•	Other 2025 team additions included:

•	Kristin Yarema, Ph.D., Chief Executive Officer (July 2025)

•	Kurinji Pandiyan, Ph.D., Chief Strategy and Operations Officer (September 2025)

•	Renuka Sivendran, Ph.D., Chief Technical Officer (September 2025)

•	Joe Slattery, independent Director and Chair of the Audit Committee (November 2025)

The Company ended 2025 with a strong financial position to execute on its Phase 2b clinical program in atopic dermatitis, with $135.3 million in cash, cash equivalents, and marketable securities as of December 31, 2025.

Fourth Quarter 2025 Financial Results

Cash Position: As of December 31, 2025, the Company had cash, cash equivalents, and marketable securities of $135.3 million as compared to $12.1 million as of December 31, 2024. The increase is primarily the result of the completion of the merger between Inmagene Biopharmaceutics with Ikena (the Merger). Additionally, concurrently with the closing of the Merger, the Company completed a $75.0 million private placement with a syndicate of existing Ikena investors and new investors.

Research and Development (R&D) Expenses: R&D expenses for the three months ended December 31, 2025 were $3.3 million as compared to $3.8 million for the three months ended December 31, 2024. The company continues to invest in clinical trial and personnel related expenses associated with its primary development program.

General and administrative (G&A) Expenses: G&A expenses for the three months ended December 31, 2025 were $5.2 million as compared to $2.4 million for the three months ended December 31, 2024. The increase of $2.8 million is primarily due to a $0.6 million increase in professional fees associated with the Merger and $1.8 million in personnel and non-cash stock-based compensation expenses.

Net Loss: Net loss for the three months ended December 31, 2025 was $6.9 million as compared to $4.8 million for the same period in 2024. The increase of $2.1 million was due to additional operating costs following the Merger and associated transaction costs.

About IMG-007 ADAPTIVE Trial

IMG-007 is a novel, antibody-dependent cellular cytotoxicity (ADCC) silenced, non-T cell depleting, receptor targeting, anti-OX40 monoclonal antibody with approximately a 5-week half-life. The ADAPTIVE trial (NCT07037901) is an ongoing Phase 2b, randomized, placebo-controlled dose ranging study designed to evaluate the efficacy and safety of various dose regimens of IMG-007 in adults with moderate-to-severe AD, recruiting both biologic- and/or JAK inhibitor-experienced and naive patients.

About ImageneBio, Inc.

Imagene is a clinical-stage biotechnology company dedicated to developing therapeutics for patients with immunological, autoimmune and inflammatory diseases with differentiated clinical profiles. The Company’s program, IMG-007, is a receptor targeting, nondepleting anti-OX40 monoclonal antibody with multiple differentiating features. Imagene has completed Phase 1b/2a clinical trials of IMG-007 in both atopic dermatitis and alopecia areata and is currently conducting a Phase 2b clinical trial of IMG-007 in patients with moderate-to-severe atopic dermatitis. For more information, please visit www.imagenebio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding: the ongoing Phase 2b ADAPTIVE study; the potential benefits of the protocol amendment; belief that the anti-OX40/OX40L class is on a promising path towards adoption in AD and other inflammatory and autoimmune indications; the potential benefits of OX40/OX40L antagonists generally and IMG-007 specifically in AD and AA; the ability of the Company to grow its safety database related to IMG-007; the Company’s plans to further explore Kaposi’s sarcoma, its link with HHV-8 viral reactivation and its potential relationship to OX40-OX40L signaling in the AD patient population; and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Words such as “will,” “can,” “expect,” “may,” “plan,” “potential,” “goal,” or other words that convey uncertainty of future events or outcomes are used to identify these forward-looking statements. These statements are subject to a number of risks, uncertainties and assumptions, including, but not limited to: risks associated with the nonclinical and clinical development and regulatory approval of IMG-007, including potential delays in the completion of clinical trials and potential safety and other complications thereof; the timing of the availability of data from the Company’s clinical trials; the risk that competitor data may materially and adversely impact the Company, its business, and its future prospects; the clinical utility, potential differentiation and/or benefits and market acceptance of IMG-007; the requirement for additional capital to continue to advance the IMG-007 program, which may not be available on favorable terms or at all; the Company’s ability to attract, hire, and retain skilled executive officers and employees; the Company’s ability to protect its intellectual property and proprietary technologies; the Company’s reliance on third parties, contract manufacturers, and contract research organizations; the possibility that the Company may be adversely affected by other economic, political, business, or competitive factors; and risks associated with changes in applicable laws or regulations or government resources and policies. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in the Company’s filings with the Securities and Exchange Commission (the SEC), including the risks set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, and our subsequent Quarterly Reports on Form 10-Q, to be filed with the SEC, and in our other filings with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor and Media Contact:

ir@imagenebio.com

ImageneBio, Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Twelve Months Ended December 31,
	2025	2024
	(Unaudited)	(Unaudited)
License revenue	$800	$3,500
Operating expenses:
Research and development	28,525	32,109
General and administrative	20,726	8,391

Total operating expenses	49,251	40,500

Loss from operations	(48,451)	(37,000)
Other income (expense), net	2,752	445

Loss before income taxes	$(45,699)	$(36,555)
Income tax benefit (provision)	350	(13)

Net loss	$(45,349)	$(36,568)
Accretion of redeemable convertible preferred shares	7,046	11,816

Net loss attributable to common stockholders	$(52,395)	$(48,384)

Other comprehensive loss:
Unrealized gain on marketable securities	87	—
Foreign currency translation adjustment	(29)	(38)

Total comprehensive loss	$(45,291)	$(36,606)

Loss per share - basic and diluted:

Common stock	$(9.64)	$(22.10)

Series A convertible preferred shares	$(9.64)	$(22.10)

Weighted average shares outstanding, basic and diluted:
Common stock	4,870,906	1,194,172

Series A convertible preferred shares	561,487	994,869

ImageneBio, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$94,532	$12,118
Marketable securities	40,817	—
Prepaids and other current assets	4,949	350

Total current assets	140,288	12,468
Operating lease right-of-use assets, net	790	547
Promissory note receivable from related party	7,020	—
Other non-current assets	4,878	1,019
Deferred offering costs	—	1,888

Total assets	$152,976	$15,922

Liabilities and stockholders’ equity
Total current liabilities	$11,234	$17,209
Long term liabilities	8,603	239

Total liabilities	19,837	17,448
Redeemable convertible preferred shares	—	159,039
Stockholders’ equity	133,139	(160,565)

Total liabilities and stockholders’ equity	$152,976	$15,922